Amended and Restated Appendix A
to
INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
361 CAPITAL, LLC

Fund	Advisor Fee	Effective Date

361 Absolute Alpha Fund	1.25%	10/1/12
361 Long/Short Equity Fund	1.25%	12/19/11
361 Managed Futures Strategy Fund	1.50%	12/19/11

Agreed and accepted this _________ day of _________, 2012

THE TRUST: INVESTMENT MANAGERS SERIES TRUST on behalf of the 361 Funds
By:
Name:
Title:

THE ADVISOR: 361 Capital, LLC

By:
Name:
Title:

1